Exhibit 99.1

Regulus Therapeutics Reports Third Quarter 2024 Financial Results and Recent Updates

Completed enrollment in the fourth cohort of the Phase 1b multiple-ascending dose (MAD) clinical trial of RGLS8429 for the treatment of autosomal dominant polycystic kidney disease (ADPKD)

Presented a poster highlighting data from the ongoing MAD study of RGLS8429 in ADPKD at American Society of Nephrology (ASN) Kidney Week

On track for an End-of-Phase 1 meeting by year-end

Ended third quarter 2024 with cash, cash equivalents, and investments of $87.3 million; Cash runway into H1 2026

SAN DIEGO, November 7, 2024 – Regulus Therapeutics Inc. (Nasdaq: RGLS), a biopharmaceutical company focused on the discovery and development of innovative medicines targeting microRNAs (the “Company” or “Regulus”), today reported financial results and provided a corporate update for the third quarter ended September 30, 2024.

“We have remained focused on rapidly progressing RGLS8429 for the potential treatment of ADPKD and were pleased to announce the completion of enrollment in our fourth and final cohort of the Phase 1b MAD study last month. Our team continues to be energized not only by the positive results we’ve seen so far in the clinic but also by the recent opportunities we’ve had to interact with the broader nephrology community and present on RGLS8429 at recent meetings,” said Jay Hagan, CEO of Regulus. “We are in a strong position as we move towards the end of the year and into 2025. We expect to share preliminary topline data from a substantial number of patients from the fourth cohort in the Phase 1b MAD study of RGLS8429 in ADPKD in early 2025.”

Program Updates

RGLS8429 for ADPKD: In October 2024, the Company announced completion of enrollment in the fourth cohort of patients in the Phase 1b MAD study of RGLS8429 in ADPKD. Patients in the fourth cohort are receiving an open-label 300 mg fixed dose of RGLS8429 administered every other week for three months, and the Company plans to share topline data from a substantial number of these patients in early 2025.

Regulus has previously shared positive topline data from the first three weight-based cohorts in the Phase 1b MAD study showing evidence of a mechanistic dose response based on increases in urinary polycystins (PC1 and PC2) and exploratory imaging analysis showing mean reductions in height-adjusted total kidney volume (htTKV), a key measurement that will be evaluated in the fourth cohort and in the potentially pivotal Phase 3 trial. The Company remains on track for an End-of-Phase 1 meeting with the U.S. Food and Drug Administration (FDA) by year-end 2024.

Corporate Highlights

Presented a late-breaking poster on the Company’s ongoing study of RGLS8429 in ADPKD at ASN Kidney Week: The poster, “RGLS8429 increases urinary PC1 and PC2 and may reduce height-adjusted total kidney volume (htTKV) in patients with ADPKD,” featured data from the first three weight-based cohorts in the Company’s ongoing clinical study of RGLS8429 in ADPKD. Data shared in the poster provide clinical proof of dose-responsive RGLS8429 mechanistic activity on PC1 and PC2 and highlights the exploratory analysis which suggests a reduction of htTKV at 2 and 3 mg/kg doses over a relatively short treatment period. These findings validate miR-17, which RGLS8429 has been designed to inhibit, as a potential therapeutic target for ADPKD.

Presented a poster on the path to creating RGLS8429 at the Oligonucleotide Therapeutics Society Annual Meeting: The poster, “Deciphering and overcoming off-target AMPAR inhibition of anti-miR oligonucleotide RGLS4326,” outlined the Company’s transition from the previous generation molecule RGLS4326 to current compound RGLS8429 after the nonclinical observation of dose-limiting central nervous system (CNS)-related toxicity during chronic toxicity studies. By switching the 3’terminus guanine with adenine, Regulus’ next-generation anti-miR-17, RGLS8429, was devoid of off-target AMPA-receptor interaction and CNS toxicity while preserving the potency against the on-target miR-17. These findings show the effect certain nucleobase changes can have on the overall profile of an oligonucleotide and support the clinical development of RGLS8429.

Entered into a Patent & Technology License Agreement (the “UTSW Agreement”) with The Board of Regents of The University of Texas System on behalf of The University of Texas at Southwestern Medical Center (“UTSW”). The agreement grants the Company UTSW’s rights in jointly-owned patent rights on products targeting miR-17 for the treatment of ADPKD. Under this agreement, Regulus acquired an exclusive, royalty-bearing, worldwide license, with rights to sublicense rights including the ability to manufacture, distribute, use, import, market and sell products under the patent (“Patent Rights”). An additional non-exclusive, royalty-bearing, worldwide license granted under this agreement granted the Company rights in technical information, know-how, processes, and other similar technological rights needed to fulfil the Patent Rights. In exchange for the rights acquired in the agreement, the Company agreed to pay an upfront license fee equal to $62,500 plus the reimbursement of certain patent expenses incurred by UTSW. In addition, the Company agreed to make to UTSW specified payments upon the achievement of certain clinical, regulatory and commercial milestones.

Financial Results

Cash, Cash Equivalents and Marketable Securities: As of September 30, 2024, Regulus had $87.3 million in cash, cash equivalents and short-term investments.

Research and Development (R&D) Expenses: Research and development expenses were $11.3 million and $25.7 million for the three and nine months ended September 30, 2024, respectively, compared to $5.5 million and $15.4 million for the same periods in 2023, respectively. These amounts reflect internal and external costs associated with advancing our clinical and preclinical pipeline.

General and Administrative (G&A) Expenses: General and administrative expenses were $3.9 million and $10.6 million for the three and nine months ended September 30, 2024, respectively, compared to $2.6 million and $7.4 million for the same periods in 2023, respectively. These amounts reflect personnel-related and ongoing general business operating costs.

Net Loss: Net loss was $14.1 million, or $0.21 per share (basic and diluted), and $33.6 million, or $0.63 per share (basic and diluted), for the three and nine months ended September 30, 2024, compared to $7.8 million, or $0.40 per share (basic and diluted), and $22.0 million, or $1.19 per share (basic and diluted), for the same periods in 2023.

About ADPKD

Autosomal dominant polycystic kidney disease (ADPKD), caused by mutations in the PKD1 or PKD2 genes, is among the most common human monogenic disorders and a leading cause of end-stage renal disease. The disease is characterized by the development of multiple fluid filled cysts primarily in the kidneys, and to a lesser extent in the liver and other organs. Excessive kidney cyst cell proliferation, a central pathological feature, ultimately leads to end-stage renal disease in approximately 50% of ADPKD patients by age 60. Approximately 160,000 individuals are diagnosed with the disease in the United States alone, with an estimated global prevalence of 4 to 7 million.

About RGLS8429

RGLS8429 is a novel, next generation oligonucleotide for the treatment of ADPKD designed to inhibit miR-17 and to preferentially target the kidney. Administration of RGLS8429 has shown clear improvements in kidney function, size, and other measures of disease severity in preclinical models. Regulus announced completion of the Phase 1 SAD study in September 2022. The Phase 1 SAD study demonstrated that RGLS8429 has a favorable safety and PK profile. RGLS8429 was well-tolerated with no serious adverse events reported and plasma exposure was approximately linear across the four doses tested. In the Phase 1b MAD study Regulus announced topline data from the first cohort of patients in September 2023, from the second cohort of patients in March 2024 and from the third cohort of patients in June 2024. Regulus completed enrollment in the fourth cohort of patients in October 2024. Patients in the fourth cohort are receiving an open-label 300 mg fixed dose of RGLS8429 administered every other week for three months.

About Regulus

Regulus Therapeutics Inc. (Nasdaq: RGLS) is a biopharmaceutical company focused on the discovery and development of innovative medicines targeting microRNAs. Regulus has leveraged its oligonucleotide drug discovery and development expertise to develop a pipeline complemented by a rich intellectual property estate in the microRNA field. Regulus maintains its corporate headquarters in San Diego, CA.

Forward-Looking Statements

Statements contained in this press release regarding matters that are not historical facts are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, including statements associated with the Company’s RGLS8429 program and preclinical pipeline, the potential that RGLS8429 may be eligible for an Accelerated Approval pathway, potentially achieving therapeutic efficacy and clinical translation for patients, the expected timing for reporting interim or topline data, and the timing and future occurrence of other preclinical and clinical activities. Because such statements are subject to risks and uncertainties, actual results may differ materially from those expressed or implied by such forward-looking statements. Words such as “believes,” “anticipates,” “plans,” “expects,” “intends,” “will,” “goal,” “potential” and similar expressions are intended to identify forward-looking statements. These forward-looking statements are based upon Regulus’ current expectations and involve assumptions that may never materialize or may prove to be incorrect. Actual results and the timing of events could differ materially from those anticipated in such forward-looking statements as a result of various risks and uncertainties, which include, without limitation, the risk that the approach we are taking to discover and develop drugs is novel and may never lead to marketable products, that preliminary or topline results are based on a preliminary analysis of key efficacy and safety data, and such data may change following a more comprehensive review of the data related to the clinical trial and may not be indicative of future results, the FDA has not designated RGLS8429 for an Accelerated Approval pathway and such designation may not lead to a faster development, regulatory review or approval process and does not increase the likelihood that RGLS8429 will receive marketing approval, the risk that preclinical and clinical studies may not be successful, risks related to regulatory review and approval, risks related to our reliance on third-party collaborators and other third parties, risks related to intellectual property, risks associated with the process of discovering, developing and commercializing drugs that are safe and effective for use as human therapeutics, the risk that additional toxicology data may be negative, and risks related to our ability to successfully secure and deploy capital. These and other risks are described in additional detail in Regulus’ filings with the Securities and Exchange Commission, including under the “Risk Factors” heading of Regulus’ quarterly report on Form 10-Q available on the Company’s website or at www.sec.gov. All forward-looking statements contained in this press release speak only as of the date on which they were made. Regulus undertakes no obligation to update such statements to reflect events that occur or circumstances that exist after the date on which they were made.

Investor Relations Contact:

Cris Calsada

Chief Financial Officer

858-202-6376

ccalsada@regulusrx.com

Media Contact:

Sarah Sutton

Argot Partners

212-600-1902

regulus@argotpartners.com

Regulus Therapeutics Inc.

Selected Financial Information

Condensed Statement of Operations

(In thousands, except share and per share data)

	Three months ended September 30,		Nine months ended September 30,
	2024	2023	2024	2023
Operating expenses:
Research and development	11,347	5,488	25,625	15,389
General and administrative	3,863	2,637	10,599	7,420

Total operating expenses	15,210	8,125	36,294	22,809

Loss from operations	(15,210)	(8,125)	(36,294)	(22,809)
Other income, net	1,148	301	2,728	834

Loss before income taxes	(14,062)	(7,824)	(33,566)	(21,975)
Income tax expense	—	—	(1)	(1)

Net loss	$(14,062)	$(7,824)	$(33,567)	$(21,976)

Other comprehensive loss:
Unrealized gain on short-term investments, net	207	—	120	—

Comprehensive loss	(13,855)	(7,824)	(33,447)	(21,976)

Net loss per share, basic and diluted	$(0.21)	$(0.40)	$(0.63)	$(1.19)

Weighted average shares used to compute basic and diluted net loss per share:	65,471,132	19,628,815	53,272,582	18,535,209

	September 30, 2024	December 31, 2023
Cash, cash equivalents and short-term investments	$87,309	$23,767
Total assets	93,763	30,750
Term loan, less debt issuance costs	—	1,334
Stockholders’ equity	86,805	21,187